EXHIBIT 99

           Hinto Energy, Inc. Announces Initial Natural Gas Production

DENVER,  CO, Feb 09, 2012 (MARKETWIRE via COMTEX) -- HINTO ENERGY,  INC. (OTCQB:
HENI) (OTCBB: HENI) is pleased to announce initial natural gas production of approximately 250,000 cubic feet per day.

The Company's completion of access to a natural gas pipeline enabled the commencement of initial natural gas production from a well on the approximate 5,000 gross acres of mineral interest in the Uintah Basin in Utah recently acquired through the acquisition of South Uintah Gas Properties. The property consists of deep oil and gas rights, only below about 10,000 feet.

George Harris, the Company's Chief Financial Officer, said, "Hinto is pleased to announce its first commercial oil and gas production, resulting from the completion of access to a natural gas pipeline to Hinto's previously shut in well."

Hinto plans to acquire additional potential oil and gas acreage and reserves as well as expand production of natural gas and oil, primarily in the Central Rockies. Further information regarding the Company can be found at the Company's website and in Reports on Form 8-K, 10Q and 10K, filed with the Securities and Exchange Commission.

Notice Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact Information:

Hinto Energy, Inc.
Gary Herick
Vice President - Finance
7609 Ralston Road
Arvada, CO 80002

(303) 647-4850
www.hintoenergy.com